Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 9 to the Registration Statement (Form S-11 No. 333-217578) and related Prospectus of Procaccianti Hotel REIT, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2020 with respect to the consolidated financial statements of Procaccianti Hotel REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019 and our report dated March 20, 2020 with respect to the financial statements of Gano Holdings, LLC, as of September 30, 2019 and for the nine months then ended included in its Form 8-K, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Boston, Massachusetts

April 20, 2020